UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2026

Aeries Technology, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40920	98-1587626
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Paya Lebar Road, #08-13 Paya Lebar Square Singapore	409051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 228-6404

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.0008 per share	AERT	Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable in multiples of eight to purchase one Class A ordinary share for $92.00 per share	AERTW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 3, 2026, Aeries Technology, Inc. (“Aeries” or the “Company”) entered into a Letter Agreement (the “Letter Agreement”) with Sea Otter Trading, LLC (“Sea Otter”) with respect to that certain Confirmation of OTC Equity Prepaid Forward Transaction, dated as of November 3, 2023, by and between the Company and Sea Otter, as amended by that certain Forward Purchase Agreement Confirmation Amendment, dated as of November 3, 2023 (as amended, the “Forward Purchase Agreement”). The Company and Sea Otter have entered into this Letter Agreement to settle the Maturity Consideration (as defined in the Forward Purchase Agreement) which consists of a cash payment equal to $1,141,461.00 (the “Payment Liability”) that the Company is obligated to pay Sea Otter and for which Sea Otter is willing to accept Class A ordinary shares, par value $0.0008 per share (the “Class A ordinary shares”), in lieu of immediate cash payments of the past-due Payment Liability.

The Letter Agreement primarily provides that the Company will make an initial cash payment of $100,000 and make monthly amortization payments, commencing on September 15, 2026, of $75,000 until the Payment Liability is paid in full. Pursuant to the Letter Agreement, interest on the Payment Liability will accrue at the rate of 7.5% per annum, calculated monthly without compounding, and be paid monthly. The Company will issue to Sea Otter 145,183 Class A ordinary shares at the fair market value of the Class A ordinary shares as of the date of the issuance as collateral which will be delivered to Sea Otter within fifteen business days of the date of the Letter Agreement. If at any time the aggregate market value of the Class A ordinary shares then held by Sea Otter as collateral is less than the outstanding Payment Liability, the Company shall issue and deliver to Sea Otter such additional Class A ordinary shares as may be reasonably necessary to cause the aggregate market value of the Class A ordinary shares held as collateral to equal the outstanding Payment Liability. Under the Letter Agreement, Sea Otter may not sell, dispose or otherwise encumber the Class A ordinary shares so long as the Company is current on its payment obligations; however, Sea Otter may from time to time sell the Class A ordinary shares provided that the sale price for each sale may not be below $8.40 per share (the “Minimum Sale Price”). The proceeds for such sales will be applied to the satisfaction of the Payment Liability in an amount equal to the Minimum Sales Price per share with any proceeds in excess of the Minimum Sales Price per share to be retained by Sea Otter. To the extent Sea Otter receives any cash payment toward the Payment Liability, Sea Otter shall, three months after the last business day of each calendar quarter, return to the Company or cause to be cancelled (at the direction of the Company), a number of Class A ordinary shares with market value equal to the dollar amount of cash payments received during that quarter.

The foregoing summary of the Letter Agreement is qualified in its entirety by reference to the text of the document, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

The issuance of the Class A ordinary shares to Sea Otter pursuant to the Letter Agreement will be conducted in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, on the basis that the Investor is an accredited investor and the Company did not engage in any general solicitation in connection with such offer and sale.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated August 3, 2026, between Aeries Technology, Inc. and Sea Otter Trading, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aeries Technology, Inc.

Date: August 7, 2026	By:	/s/ Bhisham (Ajay) Khare
Bhisham (Ajay) Khare
Chief Executive Officer and Director

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